Exhibit 99
Piper Sandler Companies Reports Fourth Quarter and Full Year 2022 Results;
Declares Special Dividend of $1.25 Per Share and Quarterly Dividend of $0.60 Per Share
MINNEAPOLIS—February 3, 2023—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the fourth quarter and full year of 2022.
"We finished 2022 with $391 million of net revenues for the fourth quarter, which represents the strongest quarter of the year. The benefits and durability of our diversified and scaled business are reflected in our full year revenues of $1.4 billion, our second strongest year on record, against the ongoing challenging market backdrop," said Chad R. Abraham, chairman and chief executive officer. "With a core focus on growing the long-term earnings capacity and market presence of our firm and returning capital to our shareholders, 2022 was an active year. We completed three acquisitions and returned $295 million to shareholders through share repurchases and dividends."

	Fourth Quarter 2022 Results						Full Year 2022 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2022	Q3-22	Q4-21	2022	Q3-22	Q4-21	2022	2021	2022	2021
Net revenues	$391.0	18%	-40%	$390.9	17%	-38%	$1,425.6	-30%	$1,433.7	-28%
Pre-tax margin	10.9%	5.2pp	-15.2pp	19.3%	2.0pp	-11.4pp	9.4%	-12.3pp	18.8%	-9.0pp
Net income applicable to Piper Sandler Companies	$38.1	162%	-66%	$59.8	46%	-58%	$110.7	-60%	$201.3	-50%
Earnings per diluted common share	$2.25	159%	-66%	$3.33	44%	-58%	$6.52	-60%	$11.26	-49%
(1)A non-U.S. GAAP ("non-GAAP") measure. We believe that presenting our results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods. The non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

FINANCIAL & BUSINESS HIGHLIGHTS
•Net revenues for the fourth quarter of 2022 of $391 million represent the strongest quarter of the year driven by solid performances across advisory services, equity brokerage and fixed income services.
•Advisory services revenues of $221 million were diversified across most industry groups and increased 26% compared to the third quarter of 2022. Performance was led by financial services, and both our energy & power franchise and restructuring group delivered record quarters.
•Equity brokerage revenues of $56 million for the fourth quarter of 2022 represent our strongest quarter on record, highlighting the benefits of our more scaled and diversified platform, including continued success from the integration of Cornerstone Macro.
•For the full year of 2022, our results reflect the benefits and durability of our more scaled and diversified platform. Against a challenging market backdrop, we delivered the second strongest year in firm history, down from the exceptional 2021. Advisory services performed well generating 54% of total net revenues, and equity brokerage delivered a record year.
•In addition to solid absolute performance, we retained or grew market share in many of our businesses during 2022.
•Ranked No. 2 based on number of announced U.S. M&A deals with a reported value of less than $1 billion; ranked No. 1 in U.S. bank and thrift M&A based on number of announced transactions; and advised on 7 of the 10 largest announced deals.
•Raised $2.7 billion of debt for community and regional banks with less than $60 billion of assets, which accounts for 66% of the total debt raised in this market. In addition, within financial services, we raised $1.7 billion of debt across 19 transactions for non-depository clients.
•Ranked as the No. 2 senior underwriter based on the number of nationwide municipal negotiated transactions during 2022.
•Increased client votes and market share metrics across our equities platform during 2022 driven by the breadth of our product offerings and our strong momentum.

STRATEGIC UPDATES
•On October 7, 2022, we completed the acquisition of DBO Partners, a technology investment banking firm in the San Francisco Bay Area, which accelerates our growth in technology investment banking, a key strategic priority for us.

TALENT
•Expanded our diversified industrials and services investment banking franchise with the addition of one managing director covering automotive aftermarket, and with the addition of DBO Partners, our investment banking managing director headcount is 159, the largest in firm history.

CAPITAL
•Declared a special cash dividend of $1.25 per share of common stock and a quarterly cash dividend of $0.60 per share of common stock on February 3, 2023. Both dividends will be paid on March 17, 2023 to shareholders of record as of March 3, 2023.
•Total dividend of $3.65 per share of common stock for fiscal year 2022 represents a payout ratio of 32% of adjusted net income.
•Returned an aggregate of $295 million to shareholders during the year through share repurchases and dividends paid.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2022	2022	2021	Q3-22	Q4-21	2022	2021	Change
Revenues
Advisory services	$221,064	$174,805	$410,456	26%	-46%	$776,428	$1,026,138	-24%
Corporate financing	36,816	40,103	65,195	-8%	-44%	125,342	362,797	-65%
Municipal financing	18,568	26,519	58,744	-30%	-68%	107,739	164,284	-34%
Investment banking	276,448	241,427	534,395	15%	-48%	1,009,509	1,553,219	-35%

Equity brokerage	56,449	52,685	41,898	7%	35%	210,314	154,067	37%
Fixed income services	49,603	37,026	50,262	34%	-1%	194,953	233,510	-17%
Institutional brokerage	106,052	89,711	92,160	18%	15%	405,267	387,577	5%

Interest income	6,519	5,454	1,752	20%	272%	20,365	6,967	192%
Investment income/(loss)	4,305	(2,190)	22,524	N/M	-81%	(23)	94,032	N/M

Total revenues	393,324	334,402	650,831	18%	-40%	1,435,118	2,041,795	-30%

Interest expense	2,275	2,649	2,590	-14%	-12%	9,480	10,734	-12%

Net revenues	$391,049	$331,753	$648,241	18%	-40%	$1,425,638	$2,031,061	-30%

Non-interest expenses
Compensation and benefits	$262,742	$232,966	$397,727	13%	-34%	$983,524	$1,305,166	-25%
Non-compensation expenses	85,637	79,885	81,639	7%	5%	307,745	284,383	8%
Total non-interest expenses	$348,379	$312,851	$479,366	11%	-27%	$1,291,269	$1,589,549	-19%

Income before income tax expense	$42,670	$18,902	$168,875	126%	-75%	$134,369	$441,512	-70%

Ratios and margin
Compensation ratio	67.2%	70.2%	61.4%			69.0%	64.3%
Non-compensation ratio	21.9%	24.1%	12.6%			21.6%	14.0%
Pre-tax margin	10.9%	5.7%	26.1%			9.4%	21.7%
Effective tax rate	10.9%	43.2%	25.6%			24.7%	25.2%

Net income applicable to Piper Sandler Companies	$38,101	$14,532	$113,513	162%	-66%	$110,674	$278,514	-60%

Earnings per diluted common share	$2.25	$0.87	$6.54	159%	-66%	$6.52	$16.43	-60%
N/M — Not meaningful

The following table summarizes additional business metrics for the periods presented.

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2022	2022	2021	Q3-22	Q4-21	2022	2021	Change
Advisory services
Completed M&A and restructuring transactions	59	55	103	7%	-43%	217	279	-22%
Completed capital advisory transactions	18	17	46	6%	-61%	84	146	-42%
Total completed advisory transactions	77	72	149	7%	-48%	301	425	-29%

Corporate financings
Total equity transactions priced	20	20	45	0%	-56%	55	214	-74%
Book run equity transactions priced	16	18	33	-11%	-52%	45	141	-68%
Total debt and preferred transactions priced	2	7	12	-71%	-83%	30	53	-43%
Book run debt and preferred transactions priced	2	5	6	-60%	-67%	19	26	-27%

Municipal negotiated issues
Aggregate par value of issues priced (in billions)	$2.9	$3.6	$5.9	-19%	-51%	$14.6	$19.3	-24%
Total issues priced	132	106	245	25%	-46%	571	977	-42%

Equity brokerage
Number of shares traded (in billions)	2.9	2.6	2.5	12%	16%	11.0	9.9	11%
Net revenues
For the fourth quarter of 2022, net revenues of $391.0 million increased 18% compared to the third quarter of 2022 and decreased 40% compared to the record fourth quarter of 2021.
Net revenues of $1.43 billion for 2022 decreased 30% compared to the exceptional prior year, and represents the second strongest year in firm history.
Investment banking revenues of $276.4 million for the fourth quarter of 2022 increased 15% compared to the third quarter of 2022 and decreased 48% compared to the fourth quarter of 2021.
Investment banking revenues of $1.01 billion for the full year decreased 35% compared to 2021.
•Advisory services revenues of $221.1 million for the fourth quarter of 2022 increased 26% compared to the third quarter of 2022 driven by more completed transactions and a higher average fee. Advisory services revenues decreased 46% compared to the record fourth quarter of 2021 driven by fewer completed transactions.
Advisory services revenues of $776.4 million for 2022 declined 24% compared to the record prior year resulting from fewer completed transactions offset in part by higher average M&A and restructuring fees. Performance during the year was broad-based across most of our industry groups. The market environment during most of the year was impacted by macroeconomic uncertainty, which prolonged deal timelines and the conversion of our pipelines; however the diversification of our platform provided resiliency to our results.
•Corporate financing revenues of $36.8 million for the fourth quarter of 2022 decreased 8% compared to the third quarter of 2022 driven by fewer book run financings. Revenues for the current quarter decreased 44% compared to the fourth quarter of 2021 which included robust levels of activity. Our performance during the quarter was led by our healthcare team.
Corporate financing revenues of $125.3 million for the year ended December 31, 2022 decreased 65% compared to the prior year as the market for equity capital raising remained largely shut resulting from high levels of market volatility, declining valuations and a cautious investor outlook stemming from economic concerns.

•Municipal financing revenues of $18.6 million for the fourth quarter of 2022 decreased 30% compared to the third quarter of 2022 and 68% compared to the fourth quarter of 2021 driven by a decline in market issuance as conditions remained challenging. Activity for us during the current quarter was balanced between our governmental business and specialty sectors.
Municipal financing revenues of $107.7 million for 2022 declined 34% compared to the prior year. Market conditions became more challenging during the second half of the year resulting from increased interest rates and volatility combined with weakened investor demand which drove a decline in market issuance and particularly lower refinancing activity and high-yield issuance.
Institutional brokerage revenues of $106.1 million for the fourth quarter of 2022 increased 18% compared to the third quarter of 2022 and 15% compared to the fourth quarter of 2021.
Institutional brokerage revenues of $405.3 million for 2022 increased 5% compared to the prior year.
•Equity brokerage revenues of $56.4 million for the fourth quarter of 2022 increased 7% compared to the third quarter of 2022 and 35% compared to the fourth quarter of 2021, and represent our strongest quarter on record. Volatility remained elevated during the current quarter driving increased client activity compared to the prior quarters. In addition, compared to the year-ago quarter, our performance during the fourth quarter of 2022 reflects market share gains, highlighting the benefits of Cornerstone Macro on our platform.
Equity brokerage revenues of $210.3 million for the year ended December 31, 2022 increased 37% compared to the prior year driven by the addition of Cornerstone Marco to our platform combined with market share gains.
•Fixed income services revenues of $49.6 million for the fourth quarter of 2022 increased 34% compared to the third quarter of 2022 and were essentially flat compared to the fourth quarter of 2021. Market conditions experienced some stabilization during the current quarter relative to an extremely challenging third quarter of 2022, which resulted in increased activity as we advised clients on repositioning balance sheets and maximizing yields.
Fixed income revenues of $195.0 million for the current year declined 17% compared to 2021 driven by more challenging market conditions stemming from the sharp increase in rates combined with interest rate volatility, which resulted in lower activity among our depository clients relative to the prior year.
Investment income/(loss) for the fourth quarter of 2022 was income of $4.3 million compared to a loss of $2.2 million for the third quarter of 2022 and income of $22.5 million for the fourth quarter of 2021. For 2022, investment loss was $23 thousand compared to income of $94.0 million for the prior year. The current and prior periods include amounts attributable to noncontrolling interests. For the current and prior periods, investment income or loss primarily related to the alternative asset management funds we manage.

Non-Interest Expenses
For the fourth quarter of 2022, non-interest expenses of $348.4 million increased 11% compared to the third quarter of 2022 and decreased 27% compared to the fourth quarter of 2021.
Non-interest expenses of $1.29 billion for 2022 decreased 19% compared to the prior year.
•Compensation ratio of 67.2% for the fourth quarter of 2022 decreased compared to the third quarter of 2022 driven by higher net revenues and lower acquisition-related compensation expenses. The compensation ratio increased compared to the fourth quarter of 2021 as a result of lower net revenues and a shift in mix of business, offset in part by a decline in acquisition-related compensation expenses.
Compensation ratio of 69.0% for 2022 increased compared to the prior year resulting from the decline in net revenues and shift in business mix, offset in part by lower acquisition-related compensation expenses.
•Non-compensation expenses of $85.6 million for the fourth quarter of 2022 increased 7% compared to the third quarter of 2022 primarily due to higher acquisition related non-compensation expenses associated with the Cornerstone Macro earn out, as well as higher reimbursed deal costs and intangible asset amortization, offset in part by lower acquisition-related restructuring and integration costs. Non-compensation expenses for the current quarter increased 5% compared to the fourth quarter of 2021 primarily due to increased acquisition related non-compensation expenses associated with the Cornerstone Macro earn out, as well as higher marketing and business development expenses related to increased travel activity.
Non-compensation expenses of $307.7 million for 2022 increased 8% compared to the prior year due to higher marketing and business development expenses associated with increased travel activity, as well as the addition of our recent acquisitions to the platform, offset in part by lower intangible asset amortization and reimbursed deal expenses.
Pre-Tax Income
For the fourth quarter of 2022, pre-tax income of $42.7 million increased compared to $18.9 million for the third quarter of 2022 and decreased compared to $168.9 million for the fourth quarter of 2021.
Pre-tax income of $134.4 million for the current year decreased 70% compared to 2021.
•Pre-tax margin of 10.9% for the fourth quarter of 2022 increased compared to 5.7% for the third quarter of 2022 due to increased net revenues and a lower compensation ratio. Pre-tax margin decreased compared to 26.1% for the fourth quarter of 2021 resulting from lower net revenues, a higher compensation ratio and increased non-compensation expenses.
Pre-tax margin of 9.4% for 2022 decreased compared to 21.7% for the prior year driven by lower net revenues, a higher compensation ratio and increased non-compensation expenses.
Effective Tax Rate
For the fourth quarter of 2022, the effective tax rate of 10.9% decreased compared to 43.2% for the third quarter of 2022 and 25.6% for the fourth quarter of 2021. For 2022, the effective tax rate of 24.7% decreased compared to 25.2% for the prior year. The effective tax rate is impacted by the level of noncontrolling interests, the amount of non-deductible expense, and restricted stock awards vesting at values greater or less than the grant date price. In addition, the effective tax rate for the current quarter and year were impacted by the reversal of a deferred tax asset valuation allowance on our U.K. legal entity, Piper Sandler Ltd.
Net Income & Earnings Per Share
For the fourth quarter of 2022, we generated net income of $38.1 million, or $2.25 per diluted common share. Results for the current quarter increased compared to the third quarter of 2022 due to higher net revenues and pre-tax margin, as well as a lower effective tax rate. Results for the current quarter decreased compared to the record fourth quarter of 2021 due to lower net revenues and pre-tax margin, offset in part by a lower effective tax rate.
For the year ended December 31, 2022, we generated net income of $110.7 million, or $6.52 per diluted common share. Results for the current year declined compared to the record 2021 resulting from lower net revenues and pre-tax margin.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2022	2022	2021	Q3-22	Q4-21	2022	2021	Change
Adjusted net revenues
Advisory services	$221,064	$174,805	$410,456	26%	-46%	$776,428	$1,026,138	-24%
Corporate financing	36,816	40,103	65,195	-8%	-44%	125,342	362,797	-65%
Municipal financing	18,568	26,519	58,744	-30%	-68%	107,739	164,284	-34%
Investment banking	276,448	241,427	534,395	15%	-48%	1,009,509	1,553,219	-35%

Equity brokerage	56,449	52,685	41,898	7%	35%	210,314	154,067	37%
Fixed income services	49,603	37,026	50,262	34%	-1%	194,953	233,510	-17%
Institutional brokerage	106,052	89,711	92,160	18%	15%	405,267	387,577	5%

Interest income	6,519	5,454	1,752	20%	272%	20,365	6,967	192%
Investment income/(loss)	2,503	(162)	6,262	N/M	-60%	1,552	34,982	-96%

Total revenues	391,522	336,430	634,569	16%	-38%	1,436,693	1,982,745	-28%

Interest expense	650	1,024	866	-37%	-25%	2,980	2,288	30%

Adjusted net revenues	$390,872	$335,406	$633,703	17%	-38%	$1,433,713	$1,980,457	-28%

Adjusted operating expenses
Adjusted compensation and benefits	$243,480	$209,611	$370,148	16%	-34%	$895,999	$1,188,371	-25%
Adjusted non-compensation expenses	71,889	67,878	68,836	6%	4%	268,561	242,134	11%
Adjusted operating expenses	$315,369	$277,489	$438,984	14%	-28%	$1,164,560	$1,430,505	-19%

Adjusted operating income	$75,503	$57,917	$194,719	30%	-61%	$269,153	$549,952	-51%

Adjusted ratios and margin
Adjusted compensation ratio	62.3%	62.5%	58.4%			62.5%	60.0%
Adjusted non-compensation ratio	18.4%	20.2%	10.9%			18.7%	12.2%
Adjusted operating margin	19.3%	17.3%	30.7%			18.8%	27.8%
Adjusted effective tax rate	19.0%	27.4%	26.3%			23.4%	26.3%

Adjusted net income	$59,839	$40,858	$142,175	46%	-58%	$201,317	$399,037	-50%

Adjusted earnings per diluted common share	$3.33	$2.32	$7.84	44%	-58%	$11.26	$21.92	-49%
N/M — Not meaningful
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs, and (6) the income tax expense allocated to the adjustments. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to all acquisitions since January 1, 2020. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

See page 3 for additional business metrics.
Adjusted Net Revenues
For the fourth quarter of 2022, adjusted net revenues of $390.9 million increased 17% compared to the third quarter of 2022 driven by solid performances across advisory services, equity brokerage, and fixed income. Adjusted net revenues decreased 38% compared to the record fourth quarter of 2021 due to lower corporate investment banking revenues as well as lower municipal financing activity, offset in part by increased equity brokerage revenues. For the fourth quarter of 2022, investment banking generated 71% of total adjusted net revenues and institutional brokerage generated 27%.
Adjusted net revenues of $1.43 billion for 2022 decreased 28% compared to the prior year driven by lower corporate investment banking revenues as well as lower municipal financing and fixed income activity, offset in part by increased equity brokerage revenues.
Adjusted Operating Expenses
For the fourth quarter of 2022, adjusted operating expenses of $315.4 million increased 14% compared to the third quarter of 2022 and decreased 28% compared to the fourth quarter of 2021.
Adjusted operating expenses of $1.16 billion for 2022 decreased 19% compared to the year-ago period.
•Adjusted compensation ratio of 62.3% for the fourth quarter of 2022 was consistent with 62.5% for the third quarter of 2022 and increased compared to 58.4% for the fourth quarter of 2021. The adjusted compensation ratio for the current quarter was higher compared to the year-ago quarter as a result of lower adjusted net revenues.
Adjusted compensation ratio of 62.5% for the current year increased compared to 60.0% for 2021 primarily resulting from lower adjusted net revenues.
•Adjusted non-compensation expenses of $71.9 million for the fourth quarter of 2022 increased 6% compared to the third quarter of 2022 due primarily to increased other operating expenses driven by foreign currency marks associated with our foreign currency cash accounts, and higher reimbursed deal expenses. Adjusted non-compensation expenses increased 4% compared to the fourth quarter of 2021 primarily resulting from increased marketing and business development expenses related to employee travel, as well as the addition of our recent acquisitions to the platform.
Adjusted non-compensation expenses of $268.6 million for 2022 increased 11% compared the prior year due primarily to increased marketing and business development expenses related to employee travel, as well as the addition of our recent acquisitions to the platform, offset in part by lower reimbursed deal expenses.
Adjusted Operating Income
For the fourth quarter of 2022, adjusted operating income of $75.5 million increased 30% compared to the third quarter of 2022 and decreased 61% compared to the record fourth quarter of 2021.
Adjusted operating income of $269.2 million for 2022 decreased 51% compared to the record prior year.
•Adjusted operating margin of 19.3% for the fourth quarter of 2022 increased compared to 17.3% for the third quarter of 2022 due to higher adjusted net revenues and a lower adjusted compensation ratio. Adjusted operating margin decreased compared to 30.7% for the fourth quarter of 2021 driven by lower adjusted net revenues as well as a higher adjusted compensation ratio and adjusted non-compensation expenses.
Adjusted operating margin of 18.8% for the year ended December 31, 2022 decreased compared to 27.8% for 2021 resulting from lower adjusted net revenues combined with a higher adjusted compensation ratio and adjusted non-compensation expenses.
Adjusted Effective Tax Rate
For the fourth quarter of 2022, the adjusted effective tax rate of 19.0% decreased compared to 27.4% for the third quarter of 2022 and 26.3% compared to the fourth quarter of 2021. The adjusted effective tax rate of 23.4% for 2022 decreased compared to 26.3% for the prior year. The adjusted effective tax rate for the current quarter and year were impacted by the reversal of a deferred tax asset valuation allowance on our U.K. legal entity, Piper Sandler Ltd.

Adjusted Net Income & Adjusted Earnings Per Share
For the fourth quarter of 2022, we generated adjusted net income of $59.8 million, or $3.33 of adjusted earnings per diluted common share. Results for the current quarter increased compared to the third quarter of 2022 driven by higher adjusted net revenues and adjusted operating margin, as well as a lower adjusted effective tax rate. Results for the current quarter decreased compared to the fourth quarter of 2021 primarily resulting from lower adjusted net revenues and adjusted operating margin.
For 2022, we generated adjusted net income of $201.3 million, or $11.26 of adjusted earnings per diluted common share, which was lower compared to the prior year driven by the decline in adjusted net revenues and adjusted operating margin.
CAPITAL
Dividends
On February 3, 2023, our Board of Directors declared a special cash dividend on the company's common stock of $1.25 per share related to our financial results for fiscal year 2022 to be paid on March 17, 2023, to shareholders of record as of the close of business on March 3, 2023. Including this special cash dividend, our total dividend related to fiscal year 2022 amounts to $3.65 per share of common stock, or a payout ratio of 32% of adjusted net income. The payout ratio was lower compared to the prior year given the amount of capital deployed towards acquisitions and share repurchases during 2022.
In addition, on February 3, 2023, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.60 per share to be paid on March 17, 2023, to shareholders of record as of the close of business on March 3, 2023.
During the fourth quarter of 2022, we paid a quarterly cash dividend of $0.60 per share of common stock, for an aggregate of $8.5 million. For 2022, we returned an aggregate of $107.5 million, or $6.90 per share of common stock, to shareholders through quarterly cash dividends and a special cash dividend, which was paid in the first quarter of 2022.
Share Repurchases
During the fourth quarter of 2022, we repurchased 11,000 shares, or $1.5 million of the company's common stock, at an average price of $139.19 per share. The majority of these shares were repurchased from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
During 2022, we repurchased approximately 1,245,000 shares of the company's common stock, at an average price of $129.95 per share, pursuant to our share repurchase authorizations. We also repurchased approximately 172,000 shares of the company's common stock, at an average price of $148.25 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. The aggregate amount of approximately 1,417,000 shares, or $187.3 million, was repurchased at an average price of $132.17 per share. These share repurchases more than offset the share count dilution from the 2022 annual stock grant as well as the completed acquisitions of Cornerstone Macro, Stamford Partners and DBO Partners.
ADDITIONAL INFORMATION

	Dec. 31,	Sept. 30,	Dec. 31,
	2022	2022	2021
Human Capital
Full-time employees	1,790	1,797	1,665
Corporate investment banking managing directors	159	152	148

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,054.1	$1,000.5	$1,062.2

Common shares outstanding	13.7	13.7	14.1
Restricted shares outstanding	4.2	3.7	3.8
Total shares outstanding	17.9	17.4	17.9

Market Share Data Sources
Market share positions and data presented within the press release are referenced from the following independent sources:
Mergermarket
•No. 2 advisor in U.S. M&A based on number of transactions announced for the period beginning January 1, 2022 and ending December 31, 2022 with a reported deal value of < $1 billion
S&P Global Market Intelligence
•No. 1 advisor in U.S. M&A for banks & thrifts based on number of transactions announced for the period beginning January 1, 2022 and ending December 31, 2022
•Advised on 7 of the 10 largest U.S. M&A deals for banks & thrifts announced for the period beginning January 1, 2022 and ending December 31, 2022
•No. 1 issuer for community and regional bank debt with 66% market share based on gross proceeds raised in $1,000 par subordinated debt and senior note offerings > $20 million for community banks with assets < $60 billion for the period beginning January 1, 2022 and ending December 31, 2022
Refinitiv
•No. 2 underwriter based on number of U.S. sole/senior negotiated and private placement transactions for the period beginning January 1, 2022 and ending December 31, 2022
Conference Call with Management
Chad Abraham, chairman and chief executive officer; Deb Schoneman, president; and Tim Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, February 3, 2023, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888 394-8218 (in the U.S.) or +1 773 305-6853 (outside the U.S.) and passcode number 5962407. Callers should dial in at least 15 minutes prior to the call time. The conference call will also be accessible as an audio webcast through the company's website at pipersandler.com/earnings. A replay of the conference call will be available beginning approximately three hours after the event through the same link.
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2023 Piper Sandler Companies. Since 1895. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), economic, geopolitical, and market conditions (including the outlook for equity markets, investment banking transactions, CEO confidence, and the interest rate environment), the financial performance of recently completed transactions (i.e., DBO Partners, Stamford Partners LLP, and Cornerstone Macro), areas of potential growth and market share gains for the company, our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, the payment of our quarterly and special dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the expected benefits of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	4Q '22	4Q '22	Dec. 31,	Dec. 31,	Percent
	2022	2022	2021	vs. 3Q '22	vs. 4Q '21	2022	2021	Inc/(Dec)
Revenues:
Investment banking	$276,448	$241,427	$534,395	14.5%	(48.3)%	$1,009,509	$1,553,219	(35.0)%
Institutional brokerage	106,052	89,711	92,160	18.2	15.1	405,267	387,577	4.6
Interest income	6,519	5,454	1,752	19.5	272.1	20,365	6,967	192.3
Investment income/(loss)	4,305	(2,190)	22,524	N/M	(80.9)	(23)	94,032	N/M
Total revenues	393,324	334,402	650,831	17.6	(39.6)	1,435,118	2,041,795	(29.7)

Interest expense	2,275	2,649	2,590	(14.1)	(12.2)	9,480	10,734	(11.7)

Net revenues	391,049	331,753	648,241	17.9	(39.7)	1,425,638	2,031,061	(29.8)

Non-interest expenses:
Compensation and benefits	262,742	232,966	397,727	12.8	(33.9)	983,524	1,305,166	(24.6)
Outside services	14,185	13,399	16,938	5.9	(16.3)	53,189	45,942	15.8
Occupancy and equipment	17,395	16,759	14,721	3.8	18.2	64,252	56,946	12.8
Communications	12,461	12,464	11,551	0.0	7.9	50,565	44,008	14.9
Marketing and business development	10,275	11,704	8,169	(12.2)	25.8	42,849	20,902	105.0
Deal-related expenses	10,005	8,017	10,805	24.8	(7.4)	31,874	42,921	(25.7)
Trade execution and clearance	5,104	5,155	4,509	(1.0)	13.2	20,185	16,533	22.1
Restructuring and integration costs	2,117	6,467	842	(67.3)	151.4	11,440	4,724	142.2
Intangible asset amortization	5,292	3,769	7,520	40.4	(29.6)	15,375	30,080	(48.9)
Other operating expenses	8,803	2,151	6,584	309.3	33.7	18,016	22,327	(19.3)
Total non-interest expenses	348,379	312,851	479,366	11.4	(27.3)	1,291,269	1,589,549	(18.8)

Income before income tax expense	42,670	18,902	168,875	125.7	(74.7)	134,369	441,512	(69.6)

Income tax expense	4,656	8,169	43,292	(43.0)	(89.2)	33,189	111,144	(70.1)

Net income	38,014	10,733	125,583	254.2	(69.7)	101,180	330,368	(69.4)

Net income/(loss) applicable to noncontrolling interests	(87)	(3,799)	12,070	(97.7)	N/M	(9,494)	51,854	N/M

Net income applicable to Piper Sandler Companies	$38,101	$14,532	$113,513	162.2%	(66.4)%	$110,674	$278,514	(60.3)%

Earnings per common share
Basic	$2.79	$1.05	$8.04	165.7%	(65.3)%	$7.92	$19.52	(59.4)%
Diluted	$2.25	$0.87	$6.54	158.6%	(65.6)%	$6.52	$16.43	(60.3)%

Dividends declared per common share	$0.60	$0.60	$3.55	—%	(83.1)%	$6.90	$6.80	1.5%

Weighted average common shares outstanding
Basic	13,663	13,775	14,119	(0.8)%	(3.2)%	13,982	14,265	(2.0)%
Diluted	16,925	16,733	17,357	1.1%	(2.5)%	16,965	16,955	0.1%
N/M — Not meaningful

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '22	4Q '22	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2022	2022	2021	vs. 3Q '22	vs. 4Q '21	2022	2021	Inc/(Dec)
Revenues:
Investment banking	$276,448	$241,427	$534,395	14.5%	(48.3)%	$1,009,509	$1,553,219	(35.0)%
Institutional brokerage	106,052	89,711	92,160	18.2	15.1	405,267	387,577	4.6
Interest income	6,519	5,454	1,752	19.5	272.1	20,365	6,967	192.3
Investment income/(loss)	2,503	(162)	6,262	N/M	(60.0)	1,552	34,982	(95.6)
Total revenues	391,522	336,430	634,569	16.4	(38.3)	1,436,693	1,982,745	(27.5)

Interest expense	650	1,024	866	(36.5)	(24.9)	2,980	2,288	30.2

Adjusted net revenues (2)	$390,872	$335,406	$633,703	16.5%	(38.3)%	$1,433,713	$1,980,457	(27.6)%

Non-interest expenses:
Adjusted compensation and benefits (3)	$243,480	$209,611	$370,148	16.2%	(34.2)%	$895,999	$1,188,371	(24.6)%
Ratio of adjusted compensation and benefits to adjusted net revenues	62.3%	62.5%	58.4%			62.5%	60.0%

Adjusted non-compensation expenses (4)	$71,889	$67,878	$68,836	5.9%	4.4%	$268,561	$242,134	10.9%
Ratio of adjusted non-compensation expenses to adjusted net revenues	18.4%	20.2%	10.9%			18.7%	12.2%

Adjusted operating income (5)	$75,503	$57,917	$194,719	30.4%	(61.2)%	$269,153	$549,952	(51.1)%
Adjusted operating margin (6)	19.3%	17.3%	30.7%			18.8%	27.8%

Interest expense on long-term financing	1,625	1,625	1,724	—	(5.7)	6,500	8,446	(23.0)

Adjusted income before adjusted income tax expense (7)	$73,878	$56,292	$192,995	31.2%	(61.7)%	$262,653	$541,506	(51.5)%

Adjusted income tax expense (8)	14,039	15,434	50,820	(9.0)	(72.4)	61,336	142,469	(56.9)

Adjusted net income (9)	$59,839	$40,858	$142,175	46.5%	(57.9)%	$201,317	$399,037	(49.5)%
Adjusted effective tax rate (10)	19.0%	27.4%	26.3%			23.4%	26.3%

Adjusted earnings per diluted common share	$3.33	$2.32	$7.84	43.5%	(57.5)%	$11.26	$21.92	(48.6)%

Adjusted weighted average diluted common shares outstanding (11)	17,972	17,586	18,141	2.2%	(0.9)%	17,874	18,206	(1.8)%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2022	2022	2021	2022	2021
Net revenues:
Net revenues – U.S. GAAP basis	$391,049	$331,753	$648,241	$1,425,638	$2,031,061
Adjustments:
Revenue related to noncontrolling interests (12)	(1,802)	2,028	(16,262)	1,575	(59,050)
Interest expense on long-term financing	1,625	1,625	1,724	6,500	8,446
Adjusted net revenues	$390,872	$335,406	$633,703	$1,433,713	$1,980,457

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$262,742	$232,966	$397,727	$983,524	$1,305,166
Adjustment:
Compensation from acquisition-related agreements	(19,262)	(23,355)	(27,579)	(87,525)	(116,795)
Adjusted compensation and benefits	$243,480	$209,611	$370,148	$895,999	$1,188,371

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$85,637	$79,885	$81,639	$307,745	$284,383
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(1,889)	(1,771)	(4,192)	(7,919)	(7,196)
Acquisition-related restructuring and integration costs	(2,117)	(6,467)	(842)	(11,440)	(4,724)
Amortization of intangible assets related to acquisitions	(5,292)	(3,769)	(7,520)	(15,375)	(30,080)
Non-compensation expenses from acquisition-related agreements	(4,450)	—	(249)	(4,450)	(249)
Adjusted non-compensation expenses	$71,889	$67,878	$68,836	$268,561	$242,134

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$42,670	$18,902	$168,875	$134,369	$441,512
Adjustments:
Revenue related to noncontrolling interests (12)	(1,802)	2,028	(16,262)	1,575	(59,050)
Interest expense on long-term financing	1,625	1,625	1,724	6,500	8,446
Non-compensation expenses related to noncontrolling interests (12)	1,889	1,771	4,192	7,919	7,196
Compensation from acquisition-related agreements	19,262	23,355	27,579	87,525	116,795
Acquisition-related restructuring and integration costs	2,117	6,467	842	11,440	4,724
Amortization of intangible assets related to acquisitions	5,292	3,769	7,520	15,375	30,080
Non-compensation expenses from acquisition-related agreements	4,450	—	249	4,450	249
Adjusted operating income	$75,503	$57,917	$194,719	$269,153	$549,952
Interest expense on long-term financing	(1,625)	(1,625)	(1,724)	(6,500)	(8,446)
Adjusted income before adjusted income tax expense	$73,878	$56,292	$192,995	$262,653	$541,506

Income tax expense:
Income tax expense – U.S. GAAP basis	$4,656	$8,169	$43,292	$33,189	$111,144
Tax effect of adjustments:
Compensation from acquisition-related agreements	6,387	4,981	5,648	20,872	23,646
Acquisition-related restructuring and integration costs	602	1,483	208	2,528	1,180
Amortization of intangible assets related to acquisitions	1,246	801	1,609	3,599	6,436
Non-compensation expenses from acquisition-related agreements	1,148	—	63	1,148	63
Adjusted income tax expense	$14,039	$15,434	$50,820	$61,336	$142,469

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2022	2022	2021	2022	2021
Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$38,101	$14,532	$113,513	$110,674	$278,514
Adjustments:
Compensation from acquisition-related agreements	12,875	18,374	21,931	66,653	93,149
Acquisition-related restructuring and integration costs	1,515	4,984	634	8,912	3,544
Amortization of intangible assets related to acquisitions	4,046	2,968	5,911	11,776	23,644
Non-compensation expenses from acquisition-related agreements	3,302	—	186	3,302	186
Adjusted net income	$59,839	$40,858	$142,175	$201,317	$399,037

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$2.25	$0.87	$6.54	$6.52	$16.43
Adjustment for inclusion of unvested acquisition-related stock	(0.21)	(0.12)	(0.35)	(0.60)	(1.62)
	$2.04	$0.75	$6.19	$5.92	$14.81
Adjustments:
Compensation from acquisition-related agreements	0.76	1.09	1.26	3.93	5.49
Acquisition-related restructuring and integration costs	0.09	0.30	0.04	0.53	0.21
Amortization of intangible assets related to acquisitions	0.24	0.18	0.34	0.69	1.40
Non-compensation expenses from acquisition-related agreements	0.20	—	0.01	0.19	0.01
Adjusted earnings per diluted common share	$3.33	$2.32	$7.84	$11.26	$21.92

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	16,925	16,733	17,357	16,965	16,955
Adjustment:
Unvested acquisition-related restricted stock with service conditions	1,047	853	784	909	1,251
Adjusted weighted average diluted common shares outstanding	17,972	17,586	18,141	17,874	18,206

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (12) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expenses from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (12) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(12)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.